News Release                                                  EXHIBIT NO. 99


             NIAGARA MOHAWK HOLDINGS REPORTS SECOND QUARTER RESULTS



     SYRACUSE, July 28 - Niagara Mohawk Holdings, Inc. (NYSE: NMK) today reported financial results for the second quarter 2000. Niagara Mohawk Holdings, Inc. (the company) is the parent company of Niagara Mohawk Power Corp. (Niagara Mohawk), a regulated energy delivery company.

     Earnings before interest, taxes, depreciation and amortization (EBITDA) for the 12 months ended June 30, 2000 were approximately $1.16 billion, compared to approximately $1.29 billion in the same period in 1999.

     The company reported a loss for the second quarter of 2000 of $19.7 million, or a loss of 12 cents per share, slightly improved over the second quarter in 1999, when the company reported a loss of $36.0 million, or a loss of 19 cents per share. Losses in both periods include an extraordinary item to reflect the cost of the early retirement of debt, which amounted to $0.9 million, or 1 cent per share, in the second quarter of 2000, and $10.8 million, or 6 cents per share, in the second quarter of 1999.

     As a result of lower interest costs due to the retirement of over $1 billion in debt since the beginning of 1999, earnings in the second quarter 2000, as compared to the second quarter 1999, were improved by $13.3 million, or 8 cents per share. Earnings in the second quarter 2000 were also improved by approximately $8.0 million, or 4 cents per share, due to lower operating expenses, primarily related to Niagara Mohawk's customer service system, Y2K program costs, and nuclear outage costs.

     Earnings in the second quarter 2000, compared to the second quarter 1999, were reduced by approximately $18.7 million, or 7 cents per share, for the cost of higher production at hydroelectric generating stations owned by Independent Power Producers and by approximately $3.0 million, or 2 cents per share, as a result of the second phase of electricity price reductions implemented as part of Niagara Mohawk's current electric regulatory agreement.

     New York Independent System Operator (NYISO) charges further reduced second quarter 2000 earnings by approximately $4.6 million, or 3 cents per share. The NYISO, which began formal operations on December 1, 1999, replaced the New York Power Pool and now manages the bulk transmission system in New York.

     "As expected, the company's earnings remain depressed while we continue to amortize the costs of the Master Restructuring Agreement," said William E. Davis, chairman and chief executive officer of Niagara Mohawk Holdings. "Nevertheless, we remain committed to our strategy to retire debt and buy back common stock. Since the start of 1999, we have retired over $1 billion in debt and repurchased over 26 million shares of common stock."

     The company reported a loss of $5.2 million, or a loss of 3 cents per share, for the six months ended June 30, 2000, as compared to earnings of $14.8 million, or 8 cents per share, for the six-month period a year ago. Earnings for both six-month periods include extraordinary charges related to the early retirement of debt: $0.9 million, or 1 cent per share, for the period ended June 30, 2000, and $10.8 million, or 6 cents per share, for the period ended June 30, 1999. In addition, earnings for the six months ended June 30, 2000, compared to the same period in 1999, were lower as a result of lower gas gross margin, costs associated with the operation of the NYISO, higher hydroelectric IPP production costs, and electric price reductions. These reductions were partially offset by decreased interest costs.

     Niagara Mohawk's electric revenues in the second quarter of 2000 were $778.6 million, up 4.1 percent from the second quarter of 1999. Electric revenues for the six months ended June 30, 2000 were $1,602.2 million, up 0.3 percent compared to the same period in 1999. Revenues from retail customers decreased 4.4 and 8.1 percent, respectively, for the three-month and six-month periods ended June 30, 2000, while revenues from transportation, distribution and sales to other utilities increased 144.6 and 98.3 percent, respectively, compared to the three-month and six-month periods in 1999.

     Retail sales of electricity decreased 11.3 percent for the three-month period ended June 30, 2000, and decreased 9.3 percent for the six-month period ended June 30, 2000, as compared to the same periods in 1999. Retail revenues and sales declined in part due to milder weather and lower prices, and due to the fact that under retail choice more customers chose to buy electricity from energy service providers.

     Niagara Mohawk's natural gas revenues for the second quarter 2000 were $138.9 million, up 13.4 percent from the second quarter of 1999. For the six months ended June 30, 2000, natural gas revenues were $384.1 million, up 4.1 percent, compared to the same period a year ago.

     Retail sales of natural gas for the three months ended June 30, 2000 increased 15.1 percent, compared to the same period in 1999, due largely to the cooler-than-normal weather. Retail sales of natural gas for the six months ended June 30, 2000 decreased 1.4 percent, compared to the same period in 1999. Total deliveries of natural gas, which include the transportation of customer-owned gas, were up 19.7 percent for the three months ended June 30, 2000, and up 4.1 percent for the six months ended June 30, 2000, respectively, as compared to the same periods a year ago. Transportation of customer-owned gas increased in both periods as more customers are participating in Niagara Mohawk's retail access program.

     Consolidated Statements of Income will be filed with the Securities and Exchange Commission on Form 8-K.

     The company will host a conference call for analysts today at 10:00 a.m. EDT to discuss second-quarter results. Analysts who wish to join the conference call should dial 800-275-3210 after 9:50 a.m. For those unable to join the call at that time, a replay will be available for one week by calling 888-845-7412.


NOTE: This release contains statements that constitute forward-looking information. Such statements are subject to certain risks, uncertainties and assumptions. All of these forward-looking statements are based on estimates and assumptions made by the company's management which, although believed by the company's management to be reasonable, are inherently uncertain. Such forward-looking statements are not guarantees of future performance or results and involve certain risks and uncertainties. Actual results or developments may differ materially from the forward-looking statements as a result of various factors.